UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2006

Brush Engineered Materials Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17876 St. Clair Avenue, Cleveland, Ohio		44110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-486-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2006, the Compensation Committee (the "Committee") of the Board of Directors of Brush Engineered Materials Inc. (the "Company") adjusted executive officers' base annual salary levels effective December 30, 2006. The changes for the executive officers named in the Company's 2006 Proxy Statement will be as follows:

Richard J. Hipple, Chairman, President and Chief Executive Officer: from $500,000 to $655,000;

John D. Grampa, Senior Vice President Finance and Chief Financial Officer: from $289,800 to $330,000; and

Daniel A. Skoch; Senior Vice President, Administration: from $289,800 to $315,000.

SPECIAL AWARDS

In 2002, the Company discontinued its Supplemental Retirement Benefit Plan for Mr. Grampa and Mr. Skoch in exchange for amounts paid in settlement of the Company’s obligation. As a result, their retirement benefits are limited to the amounts provided by the qualified pension plan. At its December 4, 2006 meeting, the Committee exercised its discretion to authorize special awards in lieu of a supplemental retirement benefit plan for Mr. Grampa in the amount of $61,882 and Mr. Skoch in the amount of $88,625 payable on January 2, 2007.

In lieu of a supplemental retirement benefit for Mr. Hipple, the Committee authorized a special cash award in the amount of $163,750 payable on January 2, 2007. The amount of this payment was derived by making assumptions regarding future anticipated earnings and actuarially calculating a present value benefit equivalent to what would have been accrued if the Company had a plan similar to a Supplemental Retirement Benefit Plan. The Committee added an additional five years of service to the calculation as part of Mr. Hipple's overall compensation package in consideration of his becoming the CEO.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brush Engineered Materials Inc.

December 8, 2006	By:	Michael C. Hasychak

Name: Michael C. Hasychak
Title: Vice President, Treasurer and Secretary